Exhibit 23.1

Board of Directors and Shareholders of

Ultra High Point Holdings Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated August 1, 2025 in Amendment No. 3 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-287443) with respect to the consolidated balance sheets of Ultra High Point Holdings Limited and its subsidiaries (collectively the “Company”) as of March 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes included herein.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 18, 2025	Certified Public Accountants
PCAOB ID No.1171